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Sea Pines NewsRelease

                                         FOR MORE INFORMATION, CONTACT:
                                         Steve Birdwell, Chief Financial Officer
                                         Sea Pines Company, Inc.
                                         (843) 842-1824

                                         FOR IMMEDIATE RELEASE

                        SEA PINES EXTENDS EXCHANGE OFFER

HILTON HEAD ISLAND, SC, February 2, 2000 - The Board of Directors of Sea Pines Associates, Inc. has extended the expiration date of its December 1999 Exchange Offer to 12:00 midnight, eastern standard time, on February 15, 2000. The terms and conditions of the offer will remain the same which allows shareholders of the Company's Series A Preferred Stock to exchange their shares for either 2 1/2 shares of the Company's Common Stock or a 9.5% Trust Preferred Security to be issued by Sea Pines Associates Trust I.

Commenting on the Exchange Offer, Mike Lawrence, Chief Executive Officer stated "We have received a good response from our shareholders with over 74% electing one of the two alternatives included in the Exchange Offer. The Board has extended the offer two weeks to allow the remaining shareholders who want to participate additional time. We are pleased with the positive response and we look forward to completing this transaction in February."

For additional information regarding the Exchange Offer, please call (843) 842-1824.

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This press release contains forward-looking statements relating to certain matters, which reflect management's best judgement, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission ("SEC") filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.